EXHIBIT 99.1


STATSURE DIAGNOSTIC SYSTEMS SIGNS DEAL WITH INVERNESS MEDICAL INNOVATIONS FOR RAPID HIV TEST
Thursday August 3, 3:06 pm ET

FRAMINGHAM, Mass., Aug. 3 /PRNewswire-FirstCall/ -- StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) announced today that it has signed a binding Term Sheet with Inverness Medical Innovations, Inc. (Amex: IMA - News), to develop and market consumer diagnostic products for HIV using StatSure's patented "barrel" technology. This collaboration will utilize Inverness' leadership in marketing and distributing rapid diagnostic tests throughout the world. StatSure has developed a patented, convenient, safe and reliable technology platform for screening for the presence of antibodies to certain infectious diseases. IMA will receive an exclusive worldwide license for all consumer markets and a non-exclusive license to market the HIV barrel product to the professional markets. StatSure will be responsible for completing the development and for manufacturing the product, as well as for performing clinical trials in cooperation with Inverness and obtaining regulatory

"We are delighted to have the opportunity to work with a world leader in rapid diagnostics as we set the foundation to build a mutually profitable and long term relationship with Inverness", stated Steve Peltzman, CEO and Chairman of StatSure Diagnostic Systems.

StatSure's barrel technology, marketed under the name StatSure(TM), is a self-contained, rapid whole-blood testing format for the detection of antibodies to a broad spectrum of infectious diseases. The sample is obtained though a small (~3 microliters) finger-stick. Results can often be read within several minutes and do not require any instrumentation. This product line is designed for on-site testing in clinics, doctors' offices, the military, mobile health vans, emergency situations, and those places where immediate results are necessary. All SDS rapid tests (StatSure(TM) & StatSimple(TM)) require no special handling, mixing, storage, electricity, refrigeration or specialized training. (US Patent #5,935,864)

About StatSure

StatSure Diagnostic Systems, Inc. (OTC Board Board: SSUR) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral-fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations.

Forward-Looking Statements

Statements contained herein that are not historical facts are forward- looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

For more information visit our website at http://www.StatSure.com